Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 28, 2021

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board declares fourth quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2021 results.
Net income available to common shareholders for the third quarter of 2021 was $106.3 million compared to $95.1 million in the third quarter of 2020. On a per-share basis, net income available to common shareholders for the third quarter of 2021 was $1.65 per diluted common share, compared to $1.50 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.90 percent and 9.87 percent, respectively, for the third quarter of 2021 compared to 0.96 percent and 9.30 percent, respectively, for the same period a year earlier.

For the third quarter of 2021, net interest income on a taxable-equivalent basis was $269.3 million, up 0.9 percent, compared to the same quarter in 2020. Average loans for the third quarter of 2021 decreased $2.0 billion, or 10.8 percent, to $16.2 billion, from the $18.1 billion reported for the third quarter a year earlier. Excluding PPP loans, third quarter average loans of $14.8 billion represented a 0.8 percent decrease compared to the third quarter of 2020 and a 1.6 percent increase compared to the second quarter of 2021. Average deposits for the quarter were $39.1 billion, up $6.2 billion, or 19.0 percent, compared to the $32.9 billion reported for last year's third quarter.

“These results are reflective of a solid quarter, and we're optimistic going forward, both for the company and the economy in general,” said Phil Green, Cullen/Frost Chairman and CEO. “Loans are trending upward and headwinds associated with the pandemic's effects are beginning to diminish.

“Our team has made excellent progress helping our PPP borrowers through the forgiveness process, and I'm proud to report that approximately 85 percent of our PPP loans have been forgiven as of mid-October. At the same time, we've made investments to bolster access to our services and locations. We built strong relationships during these extraordinary times, and that puts us in a good position for the future.”

For the first nine months of 2021, net income available to common shareholders was $336.6 million, up 43.0 percent compared to $235.4 million for the first nine months of 2020. Diluted EPS available to common shareholders for the first nine months of 2021 was $5.22 compared to $3.71 in the year-earlier period, representing an increase of 40.7 percent. Returns on average assets and average common equity for the first nine months of 2021 were 1.00 percent and 10.72 percent, respectively, compared to 0.85 percent and 7.95 percent, respectively, for the same period in 2020.

Noted financial data for the third quarter of 2021 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2021 were 13.42 percent, 14.01 percent and 15.90 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $269.3 million, an increase of 0.9 percent, compared to the prior year period. Net interest margin was 2.47 percent for the third quarter of 2021, down 18 basis points compared to the second quarter of 2021 net interest margin of 2.65 percent. Net interest margin decreased 48 basis points compared to 2.95 percent for the same period in 2020.
•Non-interest income for the third quarter of 2021 totaled $93.2 million, an increase of $9.6 million, or 11.5 percent, from the $83.6 million reported for the third quarter of 2020. Trust and investment management fees increased $5.9 million, or 18.8 percent, compared to the third quarter of 2020. The increase in trust and investment management fees was primarily due to increases in investment management fees (up $3.6 million, or 13.1%), oil and gas fees (up $1.6 million) and custody fees (up $519,000). Service charges on deposit accounts increased $1.4 million or 7.1 percent compared to the third quarter of 2020. The increase was mainly driven by an increase in commercial service charges (up $1.1 million) and overdraft charges on commercial accounts (up $517,000) partly offset by a decrease in overdraft charges on consumer accounts (down $332,000). Other charges, commissions and fees increased $1.4 million, or 16.9 percent, compared to the third quarter of 2020. The increase was primarily related to an increase in income from the sale of mutual fund accounts (up $1.3 million).
•Non-interest expense was $218.0 million for the quarter, up $15.9 million, or 7.8 percent, compared to the $202.2 million reported for the third quarter a year earlier. Salaries and wages expense increased $6.1 million, or 6.6 percent, compared to the third quarter of 2020. The increase in salaries and wages during the comparable periods was primarily related to an increase in incentive compensation. Employee benefits expense of $21.6 million represented an increase of $5.5 million, or 34.2 percent, compared to the third quarter of 2020. The increase was mainly driven by an increase in certain discretionary benefit plan expenses. Technology, furniture and equipment expense increased $2.0 million, or 7.6 percent, compared to the third quarter of 2020. The increase was primarily related to increases in cloud services expense (up $1.4 million) and depreciation of furniture and equipment (up $604,000). Net occupancy expense increased $1.7 million, or 6.8 percent, compared to the third quarter of 2020. The increase was primarily related to increases in repairs and maintenance/service contracts expense (up $920,000) and depreciation on leasehold improvements (up $420,000), and was also impacted by our expansion activity in the Houston market area.
•For the third quarter of 2021, the company did not report a credit loss expense, and reported net charge-offs of $2.1 million. For the third quarter of 2020, the company recorded a $20.3 million credit loss expense and reported net charge-offs of $10.2 million. The allowance for credit losses on loans as a percentage of total loans was 1.58 percent at September 30, 2021, compared to 1.54 percent at the end of the second quarter of 2021 and 1.45 percent at the end of the third quarter of 2020. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.67 percent at the end of the third quarter of 2021, compared to 1.74 percent at the end of the second quarter of 2021 and 1.76 percent at the end of the third quarter of 2020. Non-accrual loans were $57.1 million at the end of the third quarter of 2021, compared to $57.3 million at the end of the second quarter of 2021 and $91.6 million at the end of the third quarter of 2020.

The Cullen/Frost board declared a fourth-quarter cash dividend of $0.75 per common share. The dividend on common stock is payable December 15, 2021 to shareholders of record on November 30 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on December 15, 2021, to shareholders of record on November 30 of this year.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 28, 2021, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below.
Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight
Sunday, October 31, 2021 at 1-877-660-6853 with Conference ID # of 13723263. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $47.9 billion in assets at September 30, 2021. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes and the speed of digital transformation.
•The cost and effects of failure, interruption, or breach of security of our systems or those of our outside providers and our customers.
•Our customers' vulnerability to internal and external fraud (including fraudulent e-mail and other communications).
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$246,122	$257,156	$240,881	$242,246	$243,423
Net interest income (1)	269,321	279,997	263,949	265,721	267,041
Credit loss expense	—	—	63	13,756	20,302
Non-interest income:
Trust and investment management fees	37,381	37,874	35,314	32,270	31,469
Service charges on deposit accounts	21,216	19,849	19,993	20,830	19,812
Insurance commissions and fees	11,748	10,773	17,313	11,704	11,456
Interchange and card transaction fees	4,490	4,641	4,093	3,746	3,503
Other charges, commissions and fees	9,785	8,640	8,304	9,427	8,370
Net gain (loss) on securities transactions	—	—	—	—	—
Other	8,569	9,470	8,219	13,360	8,991
Total non-interest income	93,189	91,247	93,236	91,337	83,601

Non-interest expense:
Salaries and wages	99,463	97,035	93,458	104,843	93,323
Employee benefits	21,576	18,728	22,536	15,852	16,074
Net occupancy	27,208	26,650	26,051	26,822	25,466
Technology, furniture and equipment	28,494	27,998	28,016	27,464	26,482
Deposit insurance	3,088	2,877	2,928	2,706	2,372
Intangible amortization	157	185	202	208	212
Other	38,017	41,781	36,951	45,017	38,221
Total non-interest expense	218,003	215,254	210,142	222,912	202,150
Income before income taxes	121,308	133,149	123,912	96,915	104,572
Income taxes	13,333	15,081	7,897	8,645	9,516
Net income	107,975	118,068	116,015	88,270	95,056
Preferred stock dividends	1,668	1,669	2,151	—	—
Net income available to common shareholders	$106,307	$116,399	$113,864	$88,270	$95,056

PER COMMON SHARE DATA
Earnings per common share - basic	$1.66	$1.81	$1.78	$1.39	$1.50
Earnings per common share - diluted	1.65	1.80	1.77	1.38	1.50
Cash dividends per common share	0.75	0.72	0.72	0.72	0.71
Book value per common share at end of quarter	66.39	66.44	64.89	65.82	65.07

OUTSTANDING COMMON SHARES
Period-end common shares	63,668	63,646	63,532	63,011	62,782
Weighted-average common shares - basic	63,652	63,606	63,306	62,940	62,727
Dilutive effect of stock compensation	445	496	510	311	193
Weighted-average common shares - diluted	64,097	64,102	63,816	63,251	62,920

SELECTED ANNUALIZED RATIOS
Return on average assets	0.90%	1.02%	1.09%	0.86%	0.96%
Return on average common equity	9.87	11.18	11.13	8.55	9.30
Net interest income to average earning assets	2.47	2.65	2.72	2.82	2.95

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,189	$17,246	$17,684	$17,945	$18,149
Earning assets	43,980	42,916	39,804	38,262	36,749
Total assets	46,774	45,665	42,530	40,963	39,435
Non-interest-bearing demand deposits	16,999	16,456	15,309	15,119	14,585
Interest-bearing deposits	22,117	21,815	20,097	19,010	18,289
Total deposits	39,116	38,271	35,406	34,129	32,875
Shareholders' equity	4,417	4,320	4,295	4,175	4,065

Period-End Balance:
Loans	$15,833	$16,596	$17,890	$17,481	$18,224
Earning assets	44,964	43,943	41,380	39,648	37,482
Goodwill and intangible assets	656	656	656	657	657
Total assets	47,860	46,698	44,047	42,391	40,101
Total deposits	39,613	38,734	36,925	35,016	33,500
Shareholders' equity	4,372	4,374	4,268	4,293	4,085
Adjusted shareholders' equity (1)	4,022	3,961	3,880	3,780	3,580

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$250,150	$255,288	$261,258	$263,177	$263,475
As a percentage of period-end loans	1.58%	1.54%	1.46%	1.51%	1.45%

Net charge-offs:	$2,115	$1,591	$1,919	$13,565	$10,176
Annualized as a percentage of average loans	0.05%	0.04%	0.04%	0.30%	0.22%

Non-accrual loans:	$57,055	$57,250	$50,976	$61,449	$91,578
As a percentage of total loans	0.36%	0.34%	0.28%	0.35%	0.50%
As a percentage of total assets	0.12	0.12	0.12	0.14	0.23

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.42%	13.60%	13.45%	12.86%	12.71%
Tier 1 Risk-Based Capital Ratio	14.01	14.21	14.07	13.47	12.71
Total Risk-Based Capital Ratio	15.90	16.17	16.07	15.44	14.69
Leverage Ratio	7.52	7.60	7.97	8.07	7.85
Equity to Assets Ratio (period-end)	9.14	9.37	9.69	10.13	10.19
Equity to Assets Ratio (average)	9.44	9.46	10.10	10.19	10.31

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,
	2021	2020
CONDENSED INCOME STATEMENTS
Net interest income	$744,159	$733,755
Net interest income (1)	813,266	805,216
Credit loss expense	63	227,474
Non-interest income:
Trust and investment management fees	110,569	97,002
Service charges on deposit accounts	61,058	60,043
Insurance commissions and fees	39,834	38,609
Interchange and debit card transaction fees	13,224	9,724
Other charges, commissions and fees	26,729	25,398
Net gain (loss) on securities transactions	—	108,989
Other	26,258	34,352
Total non-interest income	277,672	374,117

Non-interest expense:
Salaries and wages	289,956	282,485
Employee benefits	62,840	59,824
Net occupancy	79,909	76,116
Technology, furniture and equipment	84,508	77,768
Deposit insurance	8,893	7,796
Intangible amortization	544	710
Other	116,749	121,293
Total non-interest expense	643,399	625,992
Income before income taxes	378,369	254,406
Income taxes	36,311	11,525
Net income	342,058	242,881
Preferred stock dividends	5,488	2,016
Redemption of preferred stock	—	5,514
Net income available to common shareholders	$336,570	$235,351

PER COMMON SHARE DATA
Earnings per common share - basic	$5.25	$3.72
Earnings per common share - diluted	5.22	3.71
Cash dividends per common share	2.19	2.13
Book value per common share at end of quarter	66.39	65.07

OUTSTANDING COMMON SHARES
Period-end common shares	63,668	62,782
Weighted-average common shares - basic	63,523	62,655
Dilutive effect of stock compensation	489	263
Weighted-average common shares - diluted	64,012	62,918

SELECTED ANNUALIZED RATIOS
Return on average assets	1.00%	0.85%
Return on average common equity	10.72	7.95
Net interest income to average earning assets	2.61	3.20

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2021	2020
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$17,034	$16,903
Earning assets	42,249	34,236
Total assets	45,004	36,954
Non-interest-bearing demand deposits	16,262	13,041
Interest-bearing deposits	21,350	17,493
Total deposits	37,612	30,535
Shareholders' equity	4,345	3,991

Period-End Balance:
Loans	15,833	18,224
Earning assets	44,964	37,482
Goodwill and intangible assets	656	657
Total assets	47,860	40,101
Total deposits	39,613	33,500
Shareholders' equity	4,372	4,085
Adjusted shareholders' equity (1)	4,022	3,580

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loans:	$250,150	$263,475
As a percentage of period-end loans	1.58%	1.45%

Net charge-offs:	$5,625	$89,870
Annualized as a percentage of average loans	0.04%	0.71%

Non-accrual loans:	$57,055	$91,578
As a percentage of total loans	0.36%	0.50%
As a percentage of total assets	0.12	0.23

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.42%	12.71%
Tier 1 Risk-Based Capital Ratio	14.01	12.71
Total Risk-Based Capital Ratio	15.90	14.69
Leverage Ratio	7.52	7.85
Equity to Assets Ratio (period-end)	9.14	10.19
Equity to Assets Ratio (average)	9.65	10.80

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

TAXABLE-EQUIVALENT YIELD/COST (UNAUDITED)

	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	0.15%	0.11%	0.10%	0.10%	0.10%
Federal funds sold	0.48	0.15	0.24	0.31	0.18
Resell agreements	0.29	0.20	0.15	0.24	0.27
Securities	3.35	3.36	3.41	3.41	3.44
Loans, net of unearned discounts	4.16	4.28	3.87	3.74	3.73
Total earning assets	2.53	2.71	2.78	2.89	3.04

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.01	0.01	0.01	0.02	0.02
Money market deposit accounts	0.11	0.09	0.07	0.07	0.09
Time accounts	0.25	0.33	0.53	0.82	1.11
Public funds	0.02	0.02	0.02	0.02	0.02
Total interest-bearing deposits	0.07	0.06	0.07	0.09	0.12

Total deposits	0.04	0.04	0.04	0.05	0.07

Federal funds purchased	0.13	0.08	0.08	0.08	0.08
Repurchase agreements	0.11	0.11	0.09	0.11	0.12
Junior subordinated deferrable interest debentures	1.85	1.87	1.89	1.96	2.05
Subordinated notes payable and other notes	4.70	4.70	4.70	4.70	4.70
Total interest-bearing liabilities	0.10	0.10	0.10	0.13	0.15

Net interest spread	2.43	2.61	2.68	2.76	2.89
Net interest income to total average earning assets	2.47	2.65	2.72	2.82	2.95

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.

AVERAGE BALANCES (UNAUDITED)

	2021			2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$15,278	$13,347	$9,865	$7,718	$5,888
Federal funds sold	2	21	5	2	11
Resell agreements	8	8	3	15	20
Securities	12,503	12,294	12,247	12,582	12,681
Loans, net of unearned discount	16,189	17,246	17,684	17,945	18,149
Total earning assets	$43,980	$42,916	$39,804	$38,262	$36,749

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$10,317	$10,286	$9,094	$8,397	$8,077
Money market deposit accounts	10,024	9,731	9,192	8,884	8,555
Time accounts	1,102	1,133	1,133	1,133	1,120
Public funds	674	665	678	596	537
Total interest-bearing deposits	22,117	21,815	20,097	19,010	18,289

Total deposits	39,116	38,271	35,406	34,129	32,875

Federal funds purchased	27	34	41	38	34
Repurchase agreements	2,188	2,059	1,840	1,705	1,544
Junior subordinated deferrable interest debentures	137	136	136	136	137
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$24,568	$24,143	$22,213	$20,988	$20,103